MOORE                        NEWS RELEASE
                                                      Moore Corporation Limited
                                                      1 First Canadian Place
                                                      Toronto, Ontario
                                                      Canada M5X 1G5
             Contact: Hilda Mackow Phone              (416) 364-2600
                      Vice President, Communications  Fax (416) 360-4767
                      Moore Corporation
                      416) 364-2600

                      Lissa Perlman
                      Kekst & Company
                      (212) 593-2655




          MOORE CORPORATION ELECTS THREE DIRECTORS TO WALLACE COMPUTER
                          SERVICES' BOARD OF DIRECTORS


TORONTO (December 8, 1995) -- Moore Corporation Limited (TSE, ME, NYSE: MCL) announced today that based on a preliminary count, it appears that Wallace Computer Services' (NYSE: WCS) shareholders have elected Moore's three director nominees to Wallace's Board of Directors at Wallace's annual meeting.

Reto Braun, chairman and CEO of Moore, said, "We very much appreciate the support of those Wallace shareholders who voted in our favor to elect three directors."

"We continue to believe that a combination of Moore and Wallace makes good strategic business sense for Moore. With this strong show of support, we are hopeful that Wallace's directors will now work with us and the newly elected directors to reach a mutually satisfactory agreement. Our offer is set to expire December 11. We will extend our offer to a later date, which will be after the date all the votes are officially counted."

"I want to be clear that, in our decision-making, our primary concern is for the interests of Moore's shareholders and employees, whose great support we also appreciate," Mr. Braun concluded.


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Moore Corporation Limited is a global leader in delivering  information handling products and services that create efficiency and enhance competitiveness for customers. Founded in Toronto in 1882, Moore has approximately 20,000 employees and over 100 manufacturing facilities serving customers in 59 countries. Sales in 1994 were US$2.4 billion.